UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 28, 2012

PRESSURE BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

MASSACHUSETTS

  (State or Other Jurisdiction of Incorporation)

0-21615	04-2652826
(Commission File Number)	(IRS Employer Identification No.)

14 Norfolk Avenue, South Easton, MA	02375
(Address of Principal Executive Offices)	(Zip Code)

(508) 230-1828

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Securities Purchase Agreement

On December 28, 2012, Pressure BioSciences, Inc. (the “Company”) entered into a Securities Purchase and Exchange Agreement (the “Securities Purchase and Exchange Agreement”) with Clayton A. Struve, pursuant to which the Company agreed to exchange an aggregate of 10,000 shares of a newly created series of preferred stock, designated Series H Convertible Preferred Stock, par value $0.01 per share (the “Series H Convertible Preferred Stock”) for 1,000,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) held by Mr. Struve in a non-cash transaction. [***Discuss:***] Mr. Struve originally purchased the Common Stock from the Company for $0.8025 per share. The closing price of the Common Stock on the date of the exchange was $0.24.

The Series H Convertible Preferred Stock is convertible into Common Stock at a conversion price of $0.8025. The exchange ratio is 100 shares of Common Stock for each share of Series H Convertible Preferred Stock, or a stated conversion price of $0.8025 per share.. The 10,000 shares of Series H Convertible Preferred Stock issued to Mr. Struve are therefore convertible into 1,000,000 shares of Common Stock.

This description of the Securities Purchase and Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the Securities Purchase Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 4.1 and is incorporated herein by reference.

Series H Convertible Preferred Stock

The Series H Convertible preferred Stock was created by Amendment to the Company’s Restated Articles of Organization, as amended, filed by the Company with the Secretary of the Commonwealth of Massachusetts on December 28, 2012.

Dividends. The holders of Series H Convertible Preferred Stock shall be entitled to receive dividends equal (on an as-if-converted into shares of Common Stock basis) to and in the same form as dividends paid on shares of Common Stock.

Liquidation. Upon liquidation, dissolution or winding up of the Company, the holders of Series H Convertible Preferred Stock shall be entitled to be paid out of the remaining assets of the Company available for distribution to the holders of Common Stock (on an as-if-converted into Common Stock basis) on a pari passu basis with the holders of Common Stock. The Series H Convertible Preferred Stock is junior to the shares of the Company’s Series D Preferred Stock and pari passu with the Company’s Series G Convertible Preferred Stock.

Voluntary Conversion. Each share of Series H Convertible Preferred Stock is convertible into 100 shares of Common Stock at any time at the option of the holder, subject to adjustment for stock splits, stock dividends, recapitalizations and similar transactions (the “Conversion Ratio”). Unless waived under certain circumstances by the holder of Series H Convertible Preferred Stock, such holder’s shares of Series H Convertible Preferred Stock may not be converted if upon such conversion the holder’s beneficial ownership would exceed certain thresholds.

Mandatory Conversion. At the election of the Company and upon written notice, each share of Series H Convertible Preferred Stock will automatically be converted into shares of Common Stock at the Conversion Ratio then in effect:  (i) if the Common Stock trades on the OTC QB Market (or other primary trading market or exchange on which the Common Stock is then traded) at a price equal to at least $1.50, for 7 out of 10 consecutive trading days with average daily trading volume of at least 10,000 shares, (ii) on or after the first anniversary of the original issuance date of the Series H Convertible Preferred Stock or (iii) upon completion of a firm-commitment underwritten registered public offering by the Company at a per share price equal to at least $1.50, with aggregate gross proceeds to the Company of not less than $2.5 million.  Unless waived under certain circumstances by the holder of the Series H Convertible Preferred Stock, such holder’s Series H Convertible Preferred Stock may not be converted if upon such conversion the holder’s beneficial ownership would exceed certain thresholds.

Voting Rights. The holders of Series H Convertible Preferred Stock are not entitled to vote on any matters presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), except as required by law.

This description of the Series H Convertible Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Company’s Articles of Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 3.1 and is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

See “Series H Convertible Preferred Stock” under Item 1.01, above, of this Current Report on Form 8-K. The information set forth therein is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits

(d)     Exhibits

Exhibit Number	Exhibit Description

3.1	Articles of Amendment to the Company’s Restated Articles of Organization, as amended
4.1	Securities and Exchange Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: January 3, 2012	PRESSURE BIOSCIENCES, INC.
/s/ Richard T. Schumacher
	By:	_____________________________
Richard T. Schumacher President

EXHIBIT INDEX

Exhibit Number	Exhibit Description
3.1	Articles of Amendment to the Company’s Restated Articles of Organization, as amended
4.1	Form of Securities Purchase Agreement

4.3	Registration Rights Agreement (Necesasary?)